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January 25, 2006

Securities Exchange Commission
100 F Street, N.E.
Washington D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Sunshine PCS Corporation's Form 8-K dated January 23, 2006 and we have the following comments:

1. We agree with the statements made in Item 4.01(a), except that we have no basis on which to agree or disagree with the second sentence in the first paragraph as to whether the decision to change auditors was approved by the Company's Board of Directors.
2. We have no basis on which to agree or disagree with the statements made in Item 4.01(b).

Yours truly,



/s/ Deloitte & Touche LLP
-------------------------

New York, New York